EXHIBIT 10.10

WHITE RIVER CAPITAL, INC.


April 8, 2005


Mr. Martin J. Szumski
457 Comstock Place
Highland Park, IL 60035


Dear Marty:

This is to confirm certain benefits that will apply to your employment by White River Capital, Inc. ("White River") after you join the company initially as its Assistant Chief Financial Officer, and with the intention of you becoming the Chief Financial Officer after the White River board of directors is next convened to vote upon the matter. We anticipate that your employment by White River will commence upon your relocation to the vicinity of Rancho Santa Fe, California, in July or August 2005 timeframe.

Initially, your base salary will be at the annual rate of $140,000, payable periodically in a manner consistent with the company's regular payroll and subject to adjustment from time to time as determined by White River's chief executive officer or board of directors.

This confirms that, if White River terminates your employment without Cause at any time within the period of 12 months after the date you have relocated your permanent residence to California and commenced employment, then you shall be entitled to receive as severance compensation, continued payment of your regular base salary for the remainder of such 12 month period following the date of termination.

"Cause" means termination of employment for personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar minor offenses) or conviction of a crime involving moral turpitude, unethical business practices, or misappropriation of property. White River will have no further liability to you for any period subsequent to termination for Cause. Likewise, White River will have no further liability to you for any period subsequent to termination if termination without Cause occurs after the 12 month period described above, or if you resign.

If you agree with these terms, please sign where indicated below and return a signed copy of this letter to me. This agreement will be governed by the Indiana law, regardless of the principles of conflict of laws.

Very truly yours,

WHITE RIVER CAPITAL, INC.

By: /s/ Mark R. Ruh
    -----------------------------------------
         Mark R. Ruh, President


AGREED:


By: /s/ Martin J. Szumski
    -----------------------------------------
         Martin J. Szumski